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                                                                     EXHIBIT 5.1


                                KING & SPALDING
                              191 PEACHTREE STREET
                           ATLANTA, GEORGIA 30303-1763
                             TELEPHONE: 404/572-4600
                             FACSIMILE: 404/572-5100


                                  July 18, 2000


SynQuest, Inc.
3500 Parkway Lane
Suite 555
Norcross, Georgia 30339

         Re:      SynQuest, Inc. -- Registration Statement on Form S-1

Ladies and Gentlemen:

         We have acted as counsel for SynQuest, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed public offering and sale of up to (1) 7,200,000 shares of the Company's common stock, par value $.01 per share (the "Firm Shares"), and (2) up to 1,080,000 shares of the Company's common stock, par value $.01 per share, subject to an overallotment option (the "Option Shares" and, together with the Firm Shares, the "Shares") issuable by the Company pursuant to the Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company and Bear, Stearns & Co. Inc., J.P. Morgan Securities, Inc. and Wit SoundView Corporation, as representatives of the several underwriters.

         In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

         The opinions expressed herein are limited in all respects to the corporate law of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.


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SynQuest, Inc.
July 18, 2000
Page 2


         Based upon the foregoing, we are of the opinion that: (i) the Shares are duly authorized; and (ii) upon the issuance of the Shares, the Shares will be validly issued, fully paid and nonassessable.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is included in the Registration Statement.

                                Very truly yours,


                                /s/ King & Spalding